Exhibit 99.2

@NFX is periodically published to keep shareholders aware of current operating activities at Newfield. It may include estimates of expected production volumes, costs and expenses, recent changes to hedging positions and commodity pricing.

February 8, 2006

This edition of @NFX includes:

•	Capital expenditures for 2006 by region

•	Update on significant development projects

•	Update on production guidance

•	Update on recent drilling activities, and

•	Updated tables detailing complete hedging positions

Our 2006 capital budget is $1.9 billion, which reflects the large development projects underway and the high level of activity in our focus areas. The total includes $1.6 billion for new capital projects, $180 million for hurricane repairs in the Gulf of Mexico (1) and $105 million for capitalized interest and overhead. We estimate that service cost inflation will equate to approximately 12% in 2006.

As a comparison, we invested approximately $1.1 billion in 2005. The 2005 total included about $1 billion for capital projects and $95 million for capitalized interest and overhead.

Categories of major expenditures for 2006 include:
-	$1 billion for development drilling and recompletions
-	$350 million for exploration
-	$205 million for construction projects

Our capital budget represents a robust drilling program for 2006 both in the domestic U.S. and internationally. The following table details expenditures by region.

2006 Major Expenditures By Region (in millions)
Mid-Continent	$440
Gulf of Mexico	$375
Onshore Gulf	$350
International	$300
Rocky Mountain	$155
Total	$1.6

(1) Insurance property damage proceeds are estimated at $128 million. The remaining repair costs of approximately $52 million are expected to be offset by proceeds from business interruption insurance.

We were impacted by five named storms in the Gulf of Mexico, two of which were catastrophic. These storms caused 2005 production deferrals of about 22 BCF. We estimate that we will have an additional 15 Bcfe of deferred production in 2006. This does not include production that would have been expected from drilling in the second half of 2005. The 2006 deferrals are primarily related to pipelines, onshore processing facilities and loss of or damage to outside-operated host platforms. Additionally, planned workovers, recompletions and new drilling was postponed, which would have led to additional supply in 2006.

We currently have about 215 MMcfe/d on-line in the Gulf and about 80 MMcfe/d of deliverability remains shut in. By the end of the first quarter of 2006, we expect our Gulf production will be about 250 MMcfe/d and 275 MMcfe/d by mid-year 2006.

The table below outlines our production guidance for 2006-07. Major development projects outside of the Gulf of Mexico remain on schedule.

	Pre-Storm Guidance (Bcfe)	Current Guidance (Bcfe)	Increase
2006	262-286	250-265	3 - 10%
2007	310-350	300-320	15 - 25%

Focus Area Updates

2005 Drilling	NFX Operated	Non Operated	Total Gross Wells	Dry Holes
Mid-Continent	202	65	267	0
Gulf of Mexico	16	6	22	9
Onshore Gulf Coast	57	20	77	17
International	2	6	8	3
Rocky Mountains	195	1	196	7
Total:	472	98	570	36

ONSHORE GULF COAST

During the fourth quarter, Newfield’s Onshore Gulf Coast team completed 25 successful wells out of 31 attempts. The Company has eight operated rigs running along the Gulf Coast and is participating in three outside-operated wells.

Sarita Field, South Texas
In October 2005, we signed a joint venture with ExxonMobil covering 52,000 acres in three South Texas counties. Since that time, we have drilled three successful wells. All of the wells are located in the Sarita Field in Kenedy County. Newfield will have a 50% interest in the three wells drilled to date. Under this joint venture, we expect to operate 2-3 rigs throughout 2006.

The S.K. East B-70, drilled to a depth of 17,100’, was a significant exploration discovery. The well found 323’ of net pay in multiple formations and set up additional drilling locations. The well is under completion and first production is expected in March.

The S.K. East B-71 was drilled to a depth of 14,730’ and found 181’ of net pay. The S.K. East B-71 has been completed and the first production is expected in late February.

S.K. East B-72 was drilled to a depth of 15,250’ and found 185’ of net pay. The well is under completion with first production expected in April.

We recently spud two additional wells in the area - the S.K. East B-73 and S.K. East B-74.

Central Texas
We drilled a significant development well in the Provident City area of Lavaca and Colorado Counties. The EPC 1-3 was drilled to 17,480’ and found 222’ of net gas pay. The well is currently being completed. We are drilling an offset well at this time -- the Baber Estate #1. Newfield is the operator of both wells with a 100% working interest.

Zapata County Exploration
We recently drilled two successful Lobo wells in Zapata County on our Varal Ranches Prospect -- the Varal Ranches #3 and the Adan Volpe #1. We are currently drilling two offset wells -- the Lopez #3 and #4. The Varal Ranches and Bravo areas are currently producing about 14 MMcf/d from six wells. We have an 88% working interest in these wells.

Val Verde Basin
We recently drilled and completed the Rolston 0801 in the Geronimo Creek area (originally called Venom). The well is on-line at about 2 MMcf/d. We are currently drilling a development well in the Poulter Field, Terrell County, and also the Whitehead 7402 in the Four Mills area of Val Verde County. The 7402 well, drilled on air, had a 130’ gas flare from the Ellenberger formation. We continue to look for additional opportunities in the Val Verde Basin and recently completed a 70-square-mile 3-D seismic shoot in the Mayfield Ranch area. The new seismic data is expected to be delivered in March.

East Texas
We recently drilled three successful wells (and two dry holes) in our Woodbine area, located in Polk and Tyler Counties. We are testing two additional wells at this time. The Timberwolf #1 recently came on line from a Woodbine completion at 700 BCPD and 3 MMcf/d. The Timberwolf A-2 H was successfully completed in the Austin Chalk and first production is expected later this month. We are drilling two additional wells at this time and expect to drill up to 30 wells in 2006. Our working interest ranges from 10 - 30%.

GULF OF MEXICO

In the fourth quarter, the Gulf of Mexico team drilled two successful wells out of three attempts. Activity levels in the third and fourth quarters of 2005 were negatively impacted by the storms. We are currently operating four jack-up rigs - three of which are drilling deep shelf wells. We expect to run three to four jack-up rigs throughout 2006, allowing us to execute our program of 15 traditional shelf wells and four to five deep shelf wells. We expect to drill 3-5 deepwater wells in 2006 and commence production from two fields - Rigel and Wrigley.

In January, we drilled a successful well at WC 580 A-5. We are currently drilling a horizontal well (A-6) from this same platform to further enhance recovery of proved reserves.

The Padre Island A-9 B-2 was successful, finding 24’ of net of pay. We have a 51% working interest in the field, now producing 30 MMcfe/d gross.

In the deepwater Gulf of Mexico, we signed an agreement in the fourth quarter for a 10% interest in Grand Cayman, an outside operated sub-salt prospect. Grand Cayman is located on Garden Banks 517, 518, 562 and 561. The well is expected to spud late in the first quarter. The water depth is about 2,400’.

MID-CONTINENT

In the fourth quarter, the Mid-Continent region completed 46 successful wells with no dry holes.

In 2005, we drilled 267 wells, with no dry holes. This includes 128 coal-bed methane wells in our northeastern Oklahoma play. Since 2001, we have more than doubled our net production and proved reserves in the Mid-Continent. Current production is 135 MMcfe/d. We have 11 operated rigs running in our Mid-Continent division.

Mountain Front Wash:
In 2005, we drilled 42 wells in the Mountain Front Wash Play. This play is located in the Texas Panhandle and western Oklahoma. We are currently producing 50 MMcfe/d (net) from this region and expect significant production growth in 2006. We are currently operating 5 rigs in the play.

Two of the rigs are running in a new area we call “Sweetwater” - an area where we acquired leases over the last year that covers more than 30,000 acres. Sweetwater is located in Roger Mills County, located immediately east of our Stiles/Britt Ranch field. Targets are the Marmaton, Cherokee, Red Fork and Atoka Washes. Our first Sweetwater well, the Allison 1-21 (NFX 79% working interest) went to sales in late November and is today producing 1.0 MMcf/d. We plan to drill 23 operated wells in Sweetwater in 2006. Located east of the Sweetwater area is an area we call “Cheyenne,” located in Roger Mills County. Recent completions include: Channing 1-21 (63% working interest), flowing 1.5 MMcf/d; Thurmond Ranch A 1-4 (62% working interest), flowing 1.3 MMcf/d.

Two of our rigs are running in the Stiles Ranch Field, located in Wheeler County. Targets are the Upper Granite Washes, Cherokee, Redfork and Atoka Washes. Four recent Stiles/Britt Ranch wells began producing: the Britt Ranch C 35-7 at 3.5 MMcf/d, the Britt Ranch B 45-8 at 4.4 MMcf/d, the Britt Ranch E 8-5 at 3.1 MMcf/d and the Britt Ranch H 46-4 at 5.0 MMcf/d. Newfield has a 100% interest in Stiles Ranch. Current gross operated daily production in the Texas Wash Play is 40 MMcf/ed from 65 operated wells. For 2006, we plan to drill 32 operated wells in the area.

Woodford Shale:
Located in Pittsburg, Hughes and Coal Counties, Oklahoma in the Arkoma Basin, the Woodford Shale intervals include the Wapanucka Lime, Cromwell Sand, Caney & Woodford Shales, and the Hunton Lime. Newfield has been active in the play since 2002 and has drilled 92 wells to date, 37 in 2005 and amassed more than 100,000 net acres. Currently there are six rigs drilling, four of which are horizontal Woodford tests. Production from recent horizontal wells is encouraging, with 30 and 60 day flow rates averaging 2 MMcf/d. Two additional successes are in the early days of production. We’re currently drilling or completing 7 horizontal wells and 2 vertical wells in our Woodford Play. We expect to drill 65 wells in 2006, of which 45 will be horizontals. Since 2001, we have drilled more than 90 wells and production is 35 MMcf/d.

ROCKY MOUNTAINS

In the fourth quarter of 2005, the Rocky Mountains Team completed 59 successful wells out of 63 attempts. We drilled 197 wells in the Monument Butte Field in 2005 and plan to drill about 220 wells in 2006. We plan to run 3-4 rigs this year in our Monument Butte Field and we’re constructing a third company-owned rig.

We recently drilled our first deep gas test - the Sheep Wash 43-25. The well was drilled to a total depth of nearly 13,000’ and found apparent gas pay in the Wasatch, Mesa Verde and Blackhawk formations. The well is currently being completed and we will monitor early production. We have a 29% interest in the well. We plan to drill 4-6 additional deep gas tests across our 100,000 acre position.

We continue to evaluate the area called “Horseshoe Bend” in the Uinta Basin that we entered after a joint agreement in the third quarter 2005 with another operator. Our well workover initiatives continue with several wells being returned to production with more operations planned. We have permitted numerous future drilling locations in this 32,000-acre area and plan to drill at least six wells in 2006. Newfield has a 75% working interest.

INTERNATIONAL

Major offshore development projects continue in the North Sea, China and Malaysia.

U.K North Sea
In the North Sea, the Grove Field is expected to be on-line in October 2006 and will ramp up to 60 MMcf/d. We are drilling a field development well in the central fault block at this time. The 2006 drilling program will develop the central fault block and test the West Grove fault block. Newfield holds a 100% interest in this field.

Malaysia
We expect to drill 10-12 shallow water wells and our first deepwater test in Malaysia during 2006.

On PM 318, we are fabricating a production platform and FSO for our Abu Field development which is expected to commence production in early 2007. We drilled two successful development wells in Abu in 2005 and thee additional wells are planned in 2006. Also on PM 318, we recently received development approval for our 2005 Puteri discovery. We plan to drill two additional wells to test separate fault blocks at Puteri in 2006. We have not yet booked any reserves associated with Puteri.

We are active on PM 323 our other shallow water block acquired in 2005. We operate PM 323 with a 60% interest. We are appraising West Belumut and moving forward to develop the East Belumut and Chermingat fields. First production of 10,000 - 15,000 BOPD gross is expected in 2008. On PM 323, we plan to use 600 sq. km. of new seismic data to help select prospects and refine leads. We have not yet booked any reserves associated with PM 323.

China
In Bohai Bay, we recently set our production platform and drilled three successful development wells. Production is scheduled for late 2006. We will have a 12% interest in the unit and expect our share of initial production to be about 3,500 BOPD net. Also, we obtained two new blocks in the Pearl River Mouth Basin and are opening an office in Beijing.

FIRST QUARTER 2006 ESTIMATES

Natural Gas Production and Pricing The Company’s natural gas production in the first quarter of 2006 is expected to be 42 - 47 Bcf (465 - 520 MMcf/d). Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handing charges, typically average $0.70 - $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the first quarter of 2006 is expected to be 1.8 - 2.0 million barrels (20,000 - 22,000 BOPD). Newfield expects to produce approximately 4,200 BOPD from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $6 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE is expected to be $47 - $53 million ($0.87 - $0.96 per Mcfe) in the first quarter of 2006. Production taxes in the first quarter of 2006 are expected to be $21 - $23 million ($0.37 - $0.42 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities. The increased LOE estimate for the first quarter reflects the continued deferral of Gulf of Mexico production and other costs related to 2005 hurricanes.

General and Administrative Expense G&A expense for the first quarter of 2006 is expected to be $33 - $36 million ($0.60 - $0.66 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $15 - $17 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

Interest Expense The non-capitalized portion of the Company’s interest expense for the first quarter of 2006 is expected to be $5 - $6 million ($0.09 - $0.10 per Mcfe). As of February 8, 2006, Newfield had no outstanding borrowings under its credit arrangements. The remainder of long-term debt consists of four separate issuances of notes that in the aggregate total $875 million in principal amount. Capitalized interest for the first quarter of 2006 is expected to be about $11 - $12 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the first quarter of 2006 to be about 35 - 39%. About 60-65% of the tax provision is expected to be deferred.

Please see the tables below for our complete hedging positions.

NATURAL GAS HEDGE POSITIONS

The following hedge positions for the first quarter of 2006 and beyond are as of February 7, 2006:

First Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
7,200 MMMBtus	$8.96	—	—	—	—
2,400 MMMBtus	—	—	$5.80 — $10.00	$5.80	$10.00
5,100 MMMBtus	—	$7.55	—	$7.50 — $7.65	—
11,850 MMMBtus*	—	—	$7.61 — $12.13	$6.00 — $10.00	$10.00 — $14.50

Second Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
8,610 MMMBtus	$9.61	—	—	—	—
7,140 MMMBtus	—	—	$8.55 — $12.60	$8.00 — $9.35	$10.50 — $20.00
5,310 MMMBtus	—	$7.44	—	$7.35 — $8.29	—

Third Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
8,610 MMMBtus	$9.61	—	—	—	—
7,140 MMMBtus	—	—	$8.55 — $12.60	$8.00 — $9.35	$10.50 — $20.00
5,310 MMMBtus	—	$7.44	—	$7.35 — $8.29	—

Fourth Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
1,600 MMMBtus	—	$7.35	—	$7.35	—

*These 3-way collar contracts are standard natural gas collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per MMMBtu as per the table above until the price drops below a weighted average price of $6.47 per MMMBtu. Below $6.47 per MMMBtu, these contracts effectively result in realized prices that are on average $1.14 per MMMBtu higher than the cash price that otherwise would have been realized.

CRUDE OIL HEDGE POSITIONS

The following hedge positions for the first quarter of 2006 and beyond are as of February 7, 2006:

First Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
741,000 Bbls	$46.71	—	—	—	—
150,000 Bbls	—	—	$52.50 — $78.81	$50.00 — $55.00	$73.90 — $83.75
414,000 Bbls**	—	—	$45.96 — $63.31	$35.00 — $60.00	$50.50 — $80.00

Second Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
747,000 Bbls	$46.77	—	—	—	—
151,000 Bbls	—	—	$52.51 — $78.83	$50.00 — $55.00	$73.90 — $83.75
417,000 Bbls**	—	—	$45.95 — $63.27	$35.00 — $60.00	$50.50 — $80.00

Third Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
753,000 Bbls	$46.83	—	—	—	—
151,000 Bbls	—	—	$52.52 — $78.84	$50.00 — $55.00	$73.90 — $83.75
480,000 Bbls**	—	—	$44.69 — $62.21	$35.00 — $60.00	$50.50 — $80.00

Fourth Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
783,000 Bbls	$47.71	—	—	—	—
211,000 Bbls	—	—	$54.65 — $79.38	$50.00 — $60.00	$73.90 — $83.75
480,000 Bbls**	—	—	$44.69 — $62.21	$35.00 — $60.00	$50.50 — $80.00

First Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
240,000 Bbls	$45.22	—	—	—	—
150,000 Bbls	—	—	$55.50 — $80.41	$50.00 — $60.00	$77.10 — $83.25
870,000 Bbls**	—	—	$37.14 — $53.35	$32.00 — $60.00	$44.70 — $82.00

Second Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
241,000 Bbls	$45.29	—	—	—	—
151,000 Bbls	—	—	$55.48 — $80.40	$50.00 — $60.00	$77.10 — $83.25
879,000 Bbls**	—	—	$37.12 — $55.33	$32.00 — $60.00	$44.70 — $82.00

Third Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46 — $80.40	$50.00 — $60.00	$77.10 — $83.25
888,000 Bbls**	—	—	$37.10 — $55.31	$32.00 — $60.00	$44.70 — $82.00

Fourth Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46 — $80.40	$50.00 — $60.00	$77.10 — $83.25
888,000 Bbls**	—	—	$37.10 — $55.31	$32.00 — $60.00	$44.70 — $82.00

First Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Second Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Third Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Fourth Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

First Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
810,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Second Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Third Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Fourth Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

First Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
900,000 Bbls**	—	—	$34.90 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Second Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
909,000 Bbls**	—	—	$34.90 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Third Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Fourth Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91 — $51.52	$32.00 — $38.00	$50.00 — $53.50

**These 3-way collar contracts are standard crude oil collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per barrel as per the table above until the price drops below a weighted average price of $29.23 per barrel. Below $29.23 per barrel, these contracts effectively result in realized prices that are on average $6.64 per barrel higher than the cash price that otherwise would have been realized.

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. Newfield’s domestic areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has international exploration and development projects underway offshore Malaysia and China, and in the U.K. North Sea.

**The statements set forth in this publication regarding estimated or anticipated development and drilling plans, capital expenditures and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. As a result, it is difficult to predict when production will be permitted to resume. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.